                         PRINCIPAL INVESTORS FUND, INC.
                             SUB-ADVISORY AGREEMENT
          BARROW, HANLEY, MEWHINNEY & STRAUSS, INC. SUB-ADVISED SERIES

AGREEMENT executed as of July 12, 2005, by and between PRINCIPAL
MANAGEMENT CORPORATION (hereinafter called "the Manager"), and BARROW, HANLEY,
MEWHINNEY & STRAUSS, INC. (hereinafter called "the Sub-Advisor").

                              W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Series of
Principal Investors Fund, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the
"1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to render discretionary investment advisory services with respect to assets allocated by the Manager for management by the Sub-Advisor (the "Managed Assets") for a portion of the portfolio for the MidCap Value series of the Fund (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

     (a) Management Agreement (the "Management Agreement") with the Fund;

     (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

     (c) The Fund's Articles of Incorporation and By-laws;

     (d) Policies, procedures or instructions adopted or approved by the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

     1.  Appointment of Sub-Advisor

         In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in
         Section 2 below for investment and reinvestment of the Managed Assets and other assets of the Series, subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

     2. Obligations of and Services to be Provided by the Sub-Advisor

         The Sub-Advisor will:

         (a)   Provide investment advisory services, including but not limited to research, advice and supervision for the Managed Assets.

         (b)   Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for the Series consistent with the Series investment objective and policies.

         (c)   Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the
               provisions of the Fund's registration statement, Articles of
               Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

         (d)   Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Series.

         (e)   Maintain, in connection with the Sub-Advisor's investment
               advisory services obligations provided to the Series, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission thereunder and the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information.

         (f)   Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem
               appropriate in order to enable it to determine that the
               investment policies, procedures and approved investment program of the Series are being observed.

         (g)   Upon request from the Manager, provide consultation for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value.

         (h)   Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
               (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Series.

          (i)  Open  accounts  with   broker-dealers   and  futures   commission
               merchants ("broker-dealers"), select broker-dealers to effect all transactions  for the  Series,  place all  necessary  orders with broker-dealers or issuers (including affiliated  broker-dealers),
               and  negotiate   commissions,   if  applicable.   To  the  extent
               consistent with  applicable law,  purchase or sell orders for the
               Series may be aggregated  with  contemporaneous  purchase or sell orders  of  other  clients  of the  Sub-Advisor.  In such  event, allocation of  securities  so sold or  purchased,  as well as the expenses  incurred  in  the  transaction,  will  be  made  by the
               Sub-Advisor  in the manner the  Sub-Advisor  considers  to be the most equitable and consistent  with its fiduciary  obligations to the Fund and to other clients.  The Sub-Advisor will provide such information  regarding  such  allocations  as may  be  reasonably requested  by the  Manager,  the  Fund  or the  Fund's  Board  of
               Directors.  The Sub-Advisor  shall use its best efforts to obtain execution  of  transactions  for the  Series at prices  which are advantageous  to the  Series  and at  commission  rates  that are reasonable  in relation to the benefits  received.  However,  the
               Sub-Advisor  may select brokers or dealers on the basis that they provide brokerage,  research or other services or products to the
               Sub-Advisor.  To the extent  consistent  with applicable law, the
               Sub-Advisor  may pay a broker or  dealer an amount of  commission for effecting a securities transaction in excess of the amount of commission or dealer spread  another  broker or dealer would have
               charged  for  effecting  that   transaction  if  the  Sub-Advisor
               determines  in good  faith  that  such  amount of  commission  is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer.  This determination,  with respect to brokerage  and research  products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates  have with respect to the Series as well as to accounts over which they exercise investment discretion.  Not all such  services or  products  need be used by the  Sub-Advisor  in managing the Series.

          (j)  Maintain  all  accounts,  books and records  with  respect to the
               Managed  Assets as are  required  of an  investment  advisor of a registered  investment  company  pursuant  to the  1940  Act  and
               Investment Advisers Act of 1940 (the "Investment  Advisers Act"),
               and the rules  thereunder,  and  furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably  request.  In compliance with the requirements of Rule
               31a-3 under the 1940 Act, the Sub-Advisor  hereby agrees that all records that it maintains  for the Series are the property of the
               Fund,  agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it  maintains  for the Series and that are  required to be  maintained  by Rule 31a-1 under the
               1940 Act, and further  agrees to  surrender  promptly to the Fund any records that it maintains  for the Series upon request by the
               Fund or the Manager.  The Sub-Advisor has no  responsibility  for the  maintenance  of Fund records  except  insofar as is directly related to the services the Sub-Advisor provides to the Series.

         (k)   Observe and comply with Rule 17j-1 under the 1940 Act and the
               Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The Manager acknowledges receipt of a copy of Sub-Advisor's current Code of Ethics.
               Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics along with certification that the Sub-Advisor has implemented procedures for administering the Sub-Advisor's Code of Ethics.

         (l)   From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its officers and employees to meet with the
               Fund's Board of Directors at the Fund's principal place of business on due notice at reasonable times to review the
               investments of the Series.

         (m)   Provide such information as is customarily provided by a
               sub-advisor and may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment Advisers
               Act, the Securities Act of 1933, as amended (the "Securities
               Act"), and any state securities laws, and any rule or regulation thereunder.

         (n)   Vote proxies received on behalf of the Account in a manner consistent with Sub-Advisor's proxy voting policies and
               procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Account to file Form N-PX as required by SEC rule.

         (o)   Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by the Fund and complete and file notices of claims in connection with class action lawsuits concerning securities owned by the Fund.

     3.  Prohibited Conduct

         In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to the Fund or an investment company registered under the 1940 Act that is under common control with the
         Fund regarding transactions for the Fund in securities or other assets allocated to the Sub-Advisor pursuant to this Agreement.

     4.  Compensation

         As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Series, the Manager shall pay the compensation specified in Appendix A to this Agreement.

     5.  Liability of Sub-Advisor

         Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the
         Sub-Advisor's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the
         Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.

     6.  Supplemental Arrangements

         The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this
         Agreement for the provision of certain personnel and facilities to the
         Sub- Advisor, subject to written notification to and approval of the
         Manager and, where required by applicable law, the Board of Directors of the Fund.

     7.  Regulation

         The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this
         Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

     8.  Duration and Termination of This Agreement

         This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the Board of Directors of the Fund, including approval by the vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the
         Fund cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the 1940 Act, the date of its approval by a majority of the outstanding voting securities of the
         Series. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the
         Fund who are not interested persons of the Manager, Principal Life
         Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

         If the shareholders of the Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the
         1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

         This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor,
         the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

     9.  Amendment of this Agreement

         No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life
         Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     10. General Provisions

         (a)  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in
              accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (b)  Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be
              Principal Financial Group, Des Moines, Iowa 50392-0200, and the
              address of the Sub-Advisor shall be Barrow, Hanley, Mewhinney &
              Strauss, Inc., One McKinney Plaza, 3232 McKinney Avenue, 15th
              Floor, Dallas, Texas 75204.

         (c)  Custody, Delivery and Receipt of Securities. The Manager shall designate one or more custodians to hold the Managed Assets. The custodians, as so designated, will be responsible for the custody, receipt and delivery of securities and other assets of the Series including the Managed Assets, and the Sub-Advisor shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the
              Series including the Managed Assets. In the event that any cash or securities of a Fund are delivered to the Sub-Advisor, it will promptly deliver the same over to the custodian for the benefit of and in the name of the Series.

              Unless otherwise required by local custom, all securities
              transactions for the Managed Assets will be consummated by payment to or delivery by a Fund of cash or securities due to or from the
              Managed Assets.

              Repurchase agreements, including tri-party repurchase agreements and other trading agreements, may be entered into by a Fund acting through designated officers or agents; custodians under tri-party repurchase agreements will act as sub-custodians of the Fund.

         (d) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

              (1) the Sub-Advisor fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

              (2) the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body,
                  involving the affairs of a Series.

         (e)  The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of a Series, cash requirements and cash available for investment in a Series, and all other reasonable information as may be necessary for the
              Sub-Advisor to perform its duties and responsibilities hereunder.

         (f)  The Manager shall perform quarterly and annual tax compliance tests to ensure that the Series is in compliance with Subchapter M of the Internal Revenue Code ("IRC") and Section 817(h) of the
              IRC. In connection with such compliance tests, the Manager shall prepare and provide reports to the Sub-Advisor within 10 business days of a calendar quarter end relating to the diversification of the Series under Subchapter M and Section 817(h). The Sub-Advisor shall review such reports for purposes of determining compliance with such diversification requirements. If it is determined that the Series is not in compliance with the requirements noted above, the Sub-Advisor, in consultation with the Manager, will take prompt action to bring the Series back into compliance within the time permitted under the IRC, provided that any such
              non-compliance was caused by Sub-Advisor in respect of the Managed
              Assets.

         (g)  This Agreement contains the entire understanding and agreement of the parties.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                PRINCIPAL MANAGEMENT CORPORATION

                   /s/Ernest H. Gillum
                By ____________________________________________
                   Ernest H. Gillum, Vice President and
                   Chief Compliance Officer

                BARROW, HANLEY, MEWHINNEY & STRAUSS, INC.

                   /s/James P. Barrow
                By ____________________________________________
                   James P. Barrow
                   President, Secretary & Treasurer

                                   APPENDIX A

The Sub-Advisor shall serve as investment sub-advisor for the Fund. The Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee computed at an annual rate as follows (the "Sub-Advisor
Percentage Fee"):

                                MidCap Value Fund

                                     Fee as a Percentage of Average
      Average Daily Net Assets               Daily Net Assets

          First $10 million                       0.80%
          Next $15 million                        0.60%
          Next $25 million                        0.50%
          Next $50 million                        0.40%
          Over $100 million                       0.35%

     In calculating the fee for the MidCap Value Fund of Principal Investors
Fund, Inc., assets of any unregistered separate account of Principal Life
Insurance Company and any investment company sponsored by Principal Life
Insurance Company to which the Sub-Advisor provides investment advisory services and which have the same investment mandate as the MidCap Value Fund, will be combined (together, the "Aggregated Assets"). The fee charged for the assets in the MidCap Value Fund shall be determined by calculating a fee on the value of the Aggregated Assets and multiplying the aggregate fee by a fraction, the numerator of which is the amount of assets in the MidCap Value Fund and the denominator of which is the amount of the Aggregated Assets.

The Sub-Advisor Percentage Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Sub-Advisor. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the Fund as determined in accordance with the Fund's prospectus and statement of additional information as of the close of business on the previous business day on which the Fund was open for business.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.